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                                                                     EXHIBIT 4.1

                             SUPPLEMENTAL INDENTURE

                  SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of May 12, 2003, among TVL Broadcasting, Inc., a Delaware corporation; TVL Broadcasting of Abilene, Inc., a Delaware corporation; WEYI Television, Inc., a Delaware corporation; TVL Broadcasting of Rhode Island, LLC, a Delaware limited liability company; WEYI Broadcasting, LLC, a Delaware limited liability company; WDTN Broadcasting, LLC, a Delaware limited liability company; WUPW Broadcasting, LLC, a Delaware limited liability company; and Abilene Broadcasting, LLC, a Delaware limited liability company (each a "Guaranteeing Subsidiary"), each of which is a direct or indirect, wholly-owned subsidiary of LIN Television Corporation (or its permitted successor), a Delaware corporation (the "Company"), the Company and The Bank of New York, as successor trustee under the Indenture referred to below (the "Trustee").

                               W I T N E S S E T H

                  WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of June 14, 2001, providing for the issuance of an aggregate principal amount of up to $210 million of 8% Senior Notes due 2008 (the "Notes");

                  WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture, pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company's Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the "Subsidiary Guarantee"); and

                  WHEREAS, pursuant to Section 10.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

                  NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

         1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

         2. AGREEMENT TO GUARANTEE. Each Guaranteeing Subsidiary hereby agrees to jointly and severally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of the Company hereunder or thereunder, on a senior basis pursuant to, and in accordance with, the terms and conditions of Article Eleven of the Indenture and to otherwise assume the obligations and rights as a Guarantor under the Indenture.

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         3.       RELEASES. Upon receipt by the Trustee of a request by the
Company accompanied by an Officers' Certificate certifying as to compliance with
Section 11.03 of the Indenture, the Trustee shall deliver an appropriate instrument evidencing such release.

         4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

         5. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

         6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

         7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

         8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary and the Company.

                  [Remainder of page Intentionally Left Blank]

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Supplemental Indenture to be duly executed and attested, all as of the date first written above.

                                       TVL Broadcasting, Inc.
                                       TVL Broadcasting of Abilene, Inc.
                                       WEYI Television, Inc.

                                       By: /s/ Deborah R. Jacobson
                                       Name:   Deborah R. Jacobson
                                       Title:  Vice President Corporate
                                               Development and Treasurer

                                       TVL Broadcasting of Rhode Island, LLC
                                       WEYI Broadcasting, LLC
                                       WDTN Broadcasting, LLC
                                       WUPW Broadcasting, LLC
                                       Abilene Broadcasting, LLC

                                       By: TVL Broadcasting, Inc., its Managing
                                       Member

                                       By: /s/ Deborah R. Jacobson
                                       Name:   Deborah R. Jacobson
                                       Title:  Vice President Corporate
                                               Development and Treasurer

                                       LIN Television Corporation
                                       (formerly LIN Acquisition Company)

                                       By: /s/ Deborah R. Jacobson
                                       Name:   Deborah R. Jacobson
                                       Title:  Vice President Corporate
                                               Development and Treasurer

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                                       The Bank of New York, as Trustee

                                       By: /s/ Margaret M. Ciesmelewski
                                       Name:   Margaret M. Ciesmelewski
                                       Title:  Vice President